Exhibit 99.1

Media Relations Amy Gooen ManTech International (703) 218-6387 amy.gooen@mantech.com	Investor Relations Stuart Davis ManTech International (703) 218-8269 stuart.davis@mantech.com

ManTech to Acquire MTCSC Inc.

Acquisition adds additional C4ISR systems integration and cyber capabilities, access to new U.S. Marine Corps intelligence customers

FAIRFAX, Va. – Nov. 22, 2010 – ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, announced today that it has signed a definitive agreement to acquire MTCSC Inc., a provider of Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) systems integration, cyber security and network engineering solutions to U.S. government customers, for $75 million in cash. ManTech intends to fund the acquisition from existing cash balances. The transaction, which is subject to certain closing conditions, is expected to be completed by the end of the year and be accretive to ManTech’s earnings per share in 2011.

Headquartered in Chula Vista, Calif., with a major presence in Stafford, Va., MTCSC expects to produce approximately $83 million in revenue in 2010. The company holds several large contracts with the U.S. Marine Corps, the majority of which are for classified efforts. MTCSC will become a part of ManTech’s Systems Engineering and Advanced Technology (SEAT) group.

“We are excited to expand our capabilities and customer footprint with the acquisition of MTCSC,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “The Marine Corps and C4ISR will continue to get priority funding. This acquisition fits well with ManTech’s long-term strategy of focusing on high-end defense and intelligence technology support.”

MTCSC owner and Chief Executive Officer David Camarata said, “Together, MTCSC and ManTech will provide numerous benefits to our customers due to ManTech’s capabilities and presence with key customers. The acquisition also provides expanded professional development opportunities for MTCSC employees.”

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“We see accelerating demand for C4ISR systems integration of commercial-off-the-shelf (COTS) products in support of enduring worldwide deployments, and MTCSC is the premier provider of these services to the U.S. Marine Corps,” said Terry M. Ryan, group president/chief operating officer, ManTech Systems Engineering and Advanced Technology. “MTCSC offers best-in-class core competencies around quick-reaction integration, logistics and sustainment of classified technical intelligence systems.”

About ManTech International Corporation

Headquartered in Fairfax, Va., with approximately 9,800 professionals in 40 countries around the world, ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security and Justice; the space community; the National Oceanic and Atmospheric Administration; and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, enterprise architecture, cyber security, information assurance, intelligence operations and analysis support, network and critical infrastructure protection, information operations and information warfare support, information technology, communications integration, global logistics and supply chain management, and service-oriented architectures. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts or win recompetes; risks associated with complex U.S. government procurement laws and regulations; adverse results of U.S. government audits of our government contracts; adverse changes in our mix of contract types; risk of contract performance, modification or termination; curtailment of the U.S. government’s outsourcing of certain services that we provide; failure to obtain option awards, task orders or funding under contracts; risks of financing, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, and risks related to an inability to obtain new or additional financing; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; and competition. These and other risk factors are

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more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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